Exhibit 10.22

February 23, 2011

Nancy A. Rae

Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, MI 48326

Re:	Pension Benefits

Dear Nancy,

Chrysler LLC (now known as Old Carco LLC) (“Old Chrysler”) and certain of its affiliates filed voluntary petitions seeking relief under Chapter 11 of the U.S. Bankruptcy Code on April 30, 2009 (the “Bankruptcy Proceeding”). Pursuant to court approval granted on June 1, 2009 under Section 363 of the U.S. Bankruptcy Code and the terms of the Master Transaction Agreement, dated as of April 30, 2009 (as subsequently amended), among Fiat S.p.A., Chrysler Group LLC (the “Company”), Old Chrysler and certain of Old Chrysler’s subsidiaries (the “Purchase Agreement”), the Company purchased various assets from Old Chrysler and certain of its subsidiaries in the Bankruptcy Proceeding free and clear of the claims of Old Chrysler’s creditors in a transaction that closed on June 10, 2009 (the “Sale”).

Prior to the Sale, you and DaimlerChrysler Company LLC (Old Chrysler’s predecessor) were parties to a Strategic Alternatives Agreement, dated as of April 24, 2007, and you and Old Chrysler were parties to a Letter Amendment, dated as of October 28, 2008 (together, the “Strategic Alternatives Agreement”). The Company did not assume the Strategic Alternatives Agreement under the terms of the Purchase Agreement or otherwise. The Company did agree to assume, however, the obligation to provide you with unreduced pension benefits described in the Strategic Alternatives Agreement, as modified by the letter agreement between you and the Company dated June 14, 2009, which vested your contractual retirement benefits, and the purpose of this letter is to memorialize the assumption of those pension benefits.

Subject to the terms of this letter and the Chrysler Group LLC Supplemental Executive Retirement Plan (the “SRP”) (which assumed the obligations for your accrued benefits under the Chrysler LLC Supplemental Executive Retirement Plan (the “Prior Plan”) as of the closing of the Sale), including the excess portion of the SRP (the “Excess Portion of the SRP”) and the incentive compensation portion of the SRP, you will be entitled to your benefit under the SRP, in accordance with the payment provisions of the SRP, following the later of (i) the date your employment with the Company terminates and (ii) the date of your 55th birthday, in either case, calculated based on your age attained, service completed and compensation accrued

Nancy A. Rae

through the date of your termination of employment, but without any reduction for early commencement of benefits. While your benefit under the Company’s U.S. tax-qualified pension plan could be reduced for early commencement of benefits, such age-related reduction of benefit would be made up in the calculation of your benefit under the SRP. If the Company terminates your employment due to circumstances constituting Cause (as defined below) at any time, you will not be entitled to your benefit under the SRP as provided for in this letter. For purposes of this letter, “Cause” means (i) your conviction or plea of nolo contendere to a felony; (ii) an act or acts of dishonesty or gross misconduct on your part which results or is intended to result in material damage to the Company’s business or reputation; or (iii) repeated material violations by you of your duties, responsibilities and authorities on behalf of the Company, which violations are demonstrably willful and deliberate on your part and which result in material damage to the Company’s business or reputation.

In the event you die prior to commencing to receive benefits under the SRP, your surviving spouse, if any, will receive a survivor benefit, commencing as of the earliest date your benefit under the SRP would otherwise have been payable to you, determined (i) on the basis of your employment status at the date of death and (ii) on the assumption that you had survived until such payment commencement date, had elected to receive a 50% joint and survivor annuity as of such date and died immediately thereafter. In the event you die prior to commencing to receive the portion of your benefit under the SRP attributable to the Excess Portion of the SRP, the terms of the Excess Portion of the SRP will govern the payment of any survivor benefit applicable to such benefit. Nothing in this letter (i) may be construed to eliminate or reduce any actuarial reduction applicable under the terms of any Company pension plan related to the election of any optional form of benefit or (ii) is intended to provide you with duplicate pension benefits.

For so long as the Company is subject to the requirements of the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“TARP”), including the Interim Final Rule and any other rules and regulations thereunder, as amended (the “TARP Requirements”), the provisions of this letter are subject to and shall be, to the fullest extent possible, interpreted to be consistent with the TARP Requirements and any other agreement entered into between the Company and the United States Treasury Department in connection with the Company’s participation in TARP, which terms control over the terms of this letter in the event of any conflict between the TARP Requirements and this letter. Notwithstanding anything in this letter to the contrary, in no event shall any payment or benefit under this letter vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of the TARP Requirements or other applicable law.

No amendments, alterations or modifications of this letter will be valid unless made in writing and signed by you and a duly authorized officer or director of the Company. This letter contains the entire agreement between the Company and you relating to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

This letter shall be governed by and will be construed and enforced in accordance with the laws of the State of Michigan applicable to contracts to be performed entirely within such

Nancy A. Rae

State, except to the extent such laws are preempted by the Employee Retirement Income Security Act of 1974, as amended. Any dispute or controversy arising under or in connection with this letter will be resolved by binding arbitration held in the city of Auburn Hills, Michigan. The arbitrator will be acceptable to both the Company and you and, if the Company and you cannot agree on an acceptable arbitrator, the dispute will be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

Please indicate your agreement and acceptance of the terms and conditions set forth in this letter by signing both copies of this letter where indicated below, and returning one copy of this letter to Richard K. Palmer.

Very truly yours,

CHRYSLER GROUP LLC

By:	/s/ Richard K. Palmer

Name:	Richard K. Palmer
Title:	Senior Vice President—Chief Financial Officer

Agreed to and Accepted:

/s/ Nancy A. Rae
Nancy A. Rae

Dated: February 23, 2011